SUPPLEMENT DATED JULY 25, 2017
To the Allianz Index Advantage NFSM Variable Annuity Prospectus
dated May 23, 2017, as supplemented June 20, 2017

ISSUED BY
Allianz Life Insurance Company of North America and Allianz Life Variable Account B
This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.

Effective July 25, 2017, the Index Advantage NF Variable Annuity will first become available for sale in Pennsylvania. Contracts issued in Pennsylvania are subject to certain restrictions that modify language in the prospectus as follows.
On page 17, footnote (3) and on page 44, footnote (1) is revised to include the following:
In Iowa and Pennsylvania the withdrawal charge is 8.25%, 8%, 7%, 6%, 5%, 4% and 0% for the time periods referenced.

PRO-002-0517